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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 16, 2007 (except paragraph 2 of Note 13, as to which the date is April 2, 2007), with respect to the consolidated financial statements of Global Aero Logistics Inc. and Subsidiaries (f/k/a New ATA Holdings Inc.), and our report dated March 16, 2007, with respect to the consolidated financial statements of ATA Holdings Corp. and Subsidiaries (the Predecessor), in the Registration Statement (Amendment No. 1 to Form S-1) and related Prospectus of Global Aero Logistics Inc. for the registration of shares of its common stock.

Ernst & Young LLP
January 4, 2008

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm